Offer of Employment

Daniel J. Simon

Title:	Executive Vice-President, Chief Operating Officer
Location:	Denver, CO
Direct Supervisor:	Scott Pearce, Chief Executive Officer
Targeted Start Date:	Immediately
Base Salary:	$270,000 per annum
Performance Bonus:
You will be eligible to participate in the company’s annual bonus program in an amount up to 65% of base salary, based on achieving the performance goals set by the Company’s Board of Directors.  The bonus will be paid annually, typically in March following the completion of a performance review and closing of the Company’s financial and operating results in February.  You will begin participation in the Performance Bonus program in 2010.  The terms and conditions, including amount, of the bonus plan shall be at the sole discretion of the Board.

Stock Options:
You will be eligible to participate in BioFuel Energy’s employee stock incentive program, which grants are subject to Board approval.  Your grant of 150,000 stock options has been approved by the Board, and the date of such grant will be the date of your acceptance of this offer.

Vacation:	Senior executives are expected to take paid time off to the extent their work schedules and executive duties permit.
Benefits:	Medical, dental, life and disability insurances, and the Company 401(k) retirement plan.

Severance:
Upon termination of your employment without “Cause” (as defined in your expiring Executive Employment Agreement (the “Agreement”)), or upon your termination of employment for “Good Reason” (also as defined in the Agreement), you will be entitled to and the Company shall pay to you severance equal to twelve (12) months of your base salary, and your health benefit coverage will be continued by the Company, at the Company’s expense, for 12 months pursuant to COBRA; provided that, if your employment is terminated following a “Change of Control” (as defined under the Company’s Change of Control Plan (the “Plan”)) you will be entitled to the severance provided for Executives under the Plan, in lieu of the severance provided above and notwithstanding your previous exclusion from the Plan.  For the avoidance of doubt, nothing contained herein shall limit your ability, or that of the Company, to terminate your employment at any time, with or without Cause or notice.

Release/Non-Compete:
Upon termination of your employment, and as a condition to receiving the severance payments described above, you will execute a general Release, and enter into a non-competition agreement with the Company, in substantially the forms referred to in or attached to the Agreement.

The indemnification provisions contained in paragraph 10 of the Agreement are expressly incorporated into this offer, and shall remain in full force and effect.  Except for the immediately foregoing, this offer supersedes the Agreement in its entirety and, upon acceptance by the Executive, shall constitute a written amendment to the Agreement as provided under Paragraph 17 thereof, and thereafter govern the respective obligations of the Executive and the Company.  The parties may refer to the Agreement to the extent that particular definitions and other provisions are expressly incorporated in this offer.

Your signature below confirms that the Company has offered the above employment offer to you and that you have accepted the offer on the terms and conditions provided above.  This job offer is contingent upon approval by the Company’s Board of Directors; provided that, the stock option grant, severance, and salary provisions shall be implemented immediately upon your acceptance of this offer.

/s/ Daniel J. Simon	3/9/10
Daniel J. Simon	Date

/s/ Scott Pearce	3/9/10
Scott Pearce, Chief Executive Officer	Date